As filed with the Securities and Exchange Commission on October 7, 2025

Registration No. 333-277886

Registration No. 333-254637

Registration No. 333-229120

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 333-277886

FORM S-3 REGISTRATION STATEMENT NO. 333-254637

FORM S-3 REGISTRATION STATEMENT NO. 333-229120

UNDER THE SECURITIES ACT OF 1933

SCPHARMACEUTICALS INC.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	46-5184075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

25 Mall Road, Suite 203

Burlington, Massachusetts, 01803

(617) 517-0730

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Michael E. Castagna

Chief Executive Officer

MannKind Corporation

1 Casper Street

Danbury, Connecticut 06810

(818) 661-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David Thomson, Esq. MannKind Corporation 1 Casper Street Danbury, Connecticut 06810 (818) 661-5000	Barbara Borden, Esq. Rowook Park, Esq. Asa M. Henin, Esq. Cooley LLP 10265 Science Center Drive San Diego, California 92121 (858) 550-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-3 (each a “Registration Statement” and collectively, the “Registration Statements”), filed with the Securities and Exchange Commission (the “SEC”) by scPharmaceuticals Inc., a Delaware corporation (the “Registrant”) and is being filed to deregister any and all securities that remain unsold or otherwise unissued as of the date hereunder under such Registration Statements:

•

Registration Statement on Form S-3 (No. 333-277886), which was filed on March 13, 2024 and declared effective by the SEC on March 22, 2024, in relation to the registration of up to $200,000,000 in aggregate principal amount of the Registrant’s common stock, par value $0.0001 per share, preferred stock, par value $0.0001 per share, debt securities, warrants and units.

•

Registration Statement on Form S-3 (No. 333-254637), which was filed on March 23, 2021 and declared effective by the SEC on April 29, 2021, in relation to the registration of up to $150,000,000 in aggregate principal amount of the Registrant’s common stock, par value $0.0001 per share, preferred stock, par value $0.0001 per share, debt securities, warrants and units.

•

Registration Statement on Form S-3 (No. 333-229120), which was filed on January 3, 2019 and declared effective by the SEC on February 11, 2019, in relation to the registration of up to $100,000,000 in aggregate principal amount of the Registrant’s common stock, par value $0.0001 per share, preferred stock, par value $0.0001 per share, debt securities, warrants and units.

On August 24, 2025, the Registrant entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) with MannKind Corporation, a Delaware corporation (“Parent”), and Seacoast Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on October 7, 2025, Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all of the offerings and sales of the Registrant’s securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance under the Registration Statements but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities registered pursuant to the Registration Statements that remain unsold as of the date hereof, and each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Danbury, State of Connecticut, on October 7, 2025.

scPharmaceuticals Inc.

By:	/s/ Michael E. Castagna
Name:	Michael E. Castagna
Title:	President

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.